MINUTES

FOR THE ANNUAL GENERAL AND SPECIAL MEETING OF THE SHAREHOLDERS OF DYNAMIC DIGITAL DEPTH INC. (THE "CORPORATION") HELD ON MONDAY, APRIL 23, 2001, AT THE HOUR OF 9:00 A.M. (PACIFIC DAYLIGHT TIME) AT 2120 COLORADO AVENUE, SUITE 100, SANTA MONICA, CALIFORNIA.

The Meeting was called to order by Neil Speakman, director of the Corporation acting as Chairman of the Meeting.

APPOINTMENT OF SECRETARY AND SCRUTINEER

        With the consent of the Meeting, Sara-Lane Sirey acted as Secretary and Scrutineer of the Meeting.

NOTICE OF THE MEETING

The Chairman asked the Secretary to present the Notice of the Meeting, and following the presentation, advised the Meeting that proof of service of the Notice calling the Meeting had been duly filed and he directed that a copy of the Notice with proof of service be annexed to the Minutes of the Meeting.

SCRUTINEER'S REPORT

The Chairman declared that the Scrutineer’s Report had been received and it showed that there were four (4) registered shareholders and duly appointed proxyholders in attendance. There were 12,913,916 common shares represented by shareholders in person and by duly appointed proxyholders. As a result, the total common shares represented at the meeting were 57.6% of the total 22,382,492 outstanding common shares of the Corporation entitled to vote.

MEETING REGULARLY CONSTITUTED

The Chairman advised that a quorum for the Meeting as prescribed by the By-Laws of the Corporation, is two persons holding a minimum of five (5%) percent of the shares entitled to vote at the meeting of shareholders present in person or represented by proxy. The Chairman then advised that a quorum was present and declared the Meeting regularly called and properly constituted for the transaction of business.

FINANCIAL STATEMENTS

The Chairman advised the Meeting that the audited financial statements for the year ended June 30, 2000 and that copies of the same have been mailed to each registered shareholder of the Corporation. UPON MOTION duly made, second and carried, it was resolved that the reading of the auditor’s report be dispensed with.

ELECTION OF DIRECTORS

UPON MOTION duly made, seconded and carried, it was resolved that the Board of Directors shall be fixed at seven (7) members.

The Chairman then declared the Meeting open for nominations. Eric Edward Dillion, Paul Jeffrey, Paul Kristensen, Ian Macintosh, Geoffrey Roman, Neil Speakman, Christopher Yewdall were nominated as Directors of the Corporation. The Chairman requested further nominations, and hearing none, declared that nominations be closed.

UPON MOTION duly made, seconded and carried, it was resolved that those nominated to be duly elected Directors of the Corporation to hold office until the next annual general meeting of Shareholders or until their successors are elected or appointed or until their office is vacated in accordance with the By-Laws of the Corporation.

REAPPOINTMENT OF AUDITORS

UPON MOTION duly made, seconded and carried, it was resolved that Ernst & Young LLP, Chartered Accountants, be reappointed as auditors of the Corporation until the next annual meeting or until a successor is appointed, and that the renumeration be fixed by the Board of Directors.

AMENDMENT TO ARTICLES

A MOTION duly made seconded and carried, it was resolved by special resolution that:
1.	the articles of the Corporation be amended pursuant to Section 167(1)(k) of the Business Corporations Act (Alberta), to increase the maximum number of directors permitted to comprise the board of directors to ten (10) members;

2.	the shareholders of the Corporation hereby expressly authorize any director or officer of the Corporation to exercise their discretion as circumstances may require to revoke this resolution before it is acted upon without requiring the further approval of the shareholders of the Corporation in that regard; and

3.	any director or officer of the Corporation is hereby authorized and directed to prepare and file the aforementioned amendments to the Articles of the Corporation with Alberta registries, and to update the corporate records accordingly.

APPROVAL OF THE ADOPTION OF A NEW STOCK OPTION PLAN

A MOTION duly made, seconded and carried, it was resolved by ordinary resolution that:

1.	section 3 of the Stock Option Plan dated February 6, 2000 be amended to reference 4,480,498 as the maximum number of shares which may be reserved for exercise of options under the plan;

2.	all stock options granted pursuant to the Stock Option Plan be and are hereby ratified, confirmed and approved; and

3.	any director or officer be and is hereby authorized to execute and deliver all such deeds and other documents as may be necessary in order to give effect to the revisions to the plan and the board of directors of the Corporation from time to time, be authorized to grant options in the capital stock of the Corporation pursuant to and in accordance with the provisions of the Stock Option Plan as revised.

REPRICING OF STOCK OPTIONS

A MOTION duly made, seconded and carried, it was resolved by an ordinary resolution that:

1.	the stock option agreements evidencing the 700,000 stock options granted to management in March, 2000 be amended to reflect an exercise price of $3.20 per share;

2.	the shareholder of the Corporation hereby expressly authorize the board of directors to exercise their discretion as circumstances may require to revoke this resolution before it is acted upon without requiring the further approval of the shareholders of the Corporation in that regard; and

3.	any director or officer of the Corporation be and is hereby authorized and directed to prepare and file the documentation required by applicable regulatory authorities.

This resolution was approved by the disinterested shareholders present at the meeting.

TERMINATION OF MEETING

There being no further business, the Meeting, UPON MOTION duly made seconded and carried, terminated.

APPROVED

/s/ Neil Speakman Neil Speakman, Chairman	/s/ Sara-Lane Sirey Sara-Lane Sirey, Secretary